                                                                    EXHIBIT 16


January 2, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K/A dated January 2, 2003, of Team America, Inc. and are in agreement with the statements contained in paragraphs i, iii, iv and v and the first sentence of paragraph ii on page 1 therein. With respect to the second sentence of paragraph ii on page 1 therein, we are in agreement with the statement as it relates to the report by the prior principal accountant, Arthur Andersen LLP, dated March 27, 2002.


                                                  /s/ Ernst & Young LLP